Exhibit 99.1

STARZ ANNOUNCES FIRST QUARTER EARNINGS RELEASE AND CONFERENCE CALL

Beverly Hills, CA, — April 9, 2013 — Starz (NASDAQ: STRZA, STRZB) will release its first quarter earnings on Thursday, May 9th at 12:00 PM (ET).  Chris Albrecht, Starz Chief Executive Officer, will host the call.  During the call, Mr. Albrecht will discuss the company’s financial performance and may discuss future opportunities.

Please call PGI at (888) 389-5987 or (719) 325-2168 at least 10 minutes prior to the call.  Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.

Replays of the conference call can be accessed through 6:00 p.m. (ET) on May 16th, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 5933244#.

In addition, the first quarter earnings conference call will be broadcast live via the Internet. All interested participants should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the web cast. Links to the press release and replays of the call will also be available on the Starz investor website. The conference call and related materials will be archived on the website for one year.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation).  For more information, visit: www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of December 31, 2012, STARZ and ENCORE serve a combined 56 million subscribers, including 21 million at STARZ, and 35 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third flagship brand, MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY.  Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

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Contact:

Courtnee Ulrich

Starz Investor Relations

(720) 875-5420

courtnee.ulrich@starz.com